SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  April 20, 1995



                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640
- ----------------------------------------------------------------
(State or other juris-      (Commission      (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)





Registrant's telephone number, including area code:(415) 973-7000







Item 5.  Other Events

A.    Performance Incentive Plan - Year-to-Date Financial Results

The Performance Incentive Plan (Plan) is an annual incentive compensation plan applicable to all regular, nonbargaining unit employees of the Company and designated subsidiaries. The Plan provides for awards based on (1) the Company's success in meeting overall corporate financial performance objectives, based on combined earnings per share for the Company's utility operations, Diablo Canyon nuclear power plant (Diablo Canyon) operations and the Company's nonregulated operations conducted through PG&E Enterprises (Enterprises), a wholly owned subsidiary; and (2) the performance of the employee's organizational unit in meeting its individual objectives. The corporate and organizational objectives include cost control, quality and reliability of service to customers, financial performance and operational efficiency.

Under the Plan, the Nominating and Compensation Committee of the Board (Committee) makes the final determination of awards based upon achievement of the Plan objectives. The Committee has the discretion to modify or eliminate awards.

The performance measurement target for the 1995 Plan year was disclosed in a Report on Form 8-K dated January 4, 1995, and was based upon the corporate capital and operating budgets prepared for 1995.

The 1995 budgeted earnings per share for the utility were derived from, among other things, (i) budgeted revenues as authorized by the California Public Utilities Commission (CPUC) for 1995 which include the continuation of the Company's economic stimulus rate and electric rate freeze, (ii) the Company's capital budget for 1995 of approximately $1.3 billion for utility operations and
(iii) budgeted operating expenses for utility operations that are approximately 9% less than budgeted for 1994. The budgeted operating expenses for utility operations assume Customer Energy Efficiency (CEE) and electric research development and demonstration (RD&D) expenditures that are $150 million less than previously authorized for 1995, consistent with the CPUC decisions issued in December 1994 granting the Company's request for reduced CEE and RD&D expenditures in 1995. The utility budgeted earnings per share assumes contribution to earnings of $.10 per share from Pacific Gas Transmission Company.

The budgeted earnings per share for Diablo Canyon were derived from, among other things, (i) a reduction in the price of power produced by Diablo Canyon from 11.89 cents per kilowatt hour
(Kwh) in 1994 to 11.0 cents per Kwh in 1995, consistent with the agreement reached with the CPUC's Division of Ratepayer Advocates and other parties to modify the Diablo Canyon rate case settlement, (ii) an operating capacity factor (excluding refueling outages) of 91%, (iii) an overall annual capacity factor of 85.4% and (iv) one 45-day refueling outage at Unit 1 during 1995. Budgeted operating expenses for 1995 relating to Diablo Canyon are approximately 20% less than budgeted for 1994. Budgeted capital expenditures for Diablo Canyon are approximately $47 million for 1995, which is 55% less than budgeted for 1994.

The budgeted earnings per share for Enterprises assumes net income of $9 million from U.S. Generating Company and PG&E Properties, which is offset by budgeted net losses of $19 million attributable primarily to DALEN Resources Corp. (DALEN) and two new business areas, international power generation and new products and services in U.S. utility markets. As disclosed in
Item 5.D. below, the Company has entered into an agreement to sell to a third party all of the capital stock of DALEN in 1995.

All of the budgeted earnings per share amounts assume 430 million shares of common stock outstanding. The budgeted earnings per share amounts assume no significant gain or loss on the sale of assets.

On a quarterly basis, the Company discloses the year-to-date financial performance of the Company relating to the three types of operations: utility, Diablo Canyon and Enterprises. For the three months ended March 31, 1995, selected financial information is shown below:

























            (in thousands of dollars, except per share amounts)
                   Three Months Ended March 31, 1995
=================================================================
                             Actual    (1)           Budget   (2)
                          (unaudited)

Operating Revenues:
  Utility                 $ 1,776,081            $ 1,983,064
  Diablo Canyon               463,904  (3)           430,401
  PG&E Enterprises             67,366                 72,217
                          -----------             ----------
Total Consolidated        $ 2,307,351            $ 2,485,682
                          ===========             ==========

Net Income:
   Utility                $   192,046  (4)       $   197,904
   Diablo Canyon              139,613  (3)           115,571
   PG&E Enterprises            (2,972)                (1,501)
                          -----------             ----------
Total Consolidated        $   328,687             $  311,974
                          ===========             ==========

Earnings (Loss) Per
Common Share:
  Utility                 $      0.42  (4)        $     0.43
  Diablo Canyon                  0.32  (3)              0.26
  PG&E Enterprises              (0.01)                  0.00
                          -----------              ---------
Total Consolidated        $      0.73             $     0.69
                          ===========             ==========

(1) In the opinion of management, the unaudited "actual" financial information presented above reflects all adjustments to date which are necessary to present a fair statement of operating revenues, net income and earnings per common share for the interim period. All material adjustments are of a normal recurring nature, except as noted below. This information should be read in conjunction with the 1994 Consolidated Financial Statements and Notes to Consolidated Financial Statements incorporated by reference in the Company's Annual Report on Form 10-K.

(2) The budgeted corporate earnings per share is a performance target and is not a forecast of actual performance that will be realized by the Company. The budgeted amount does not reflect the resolution of various regulatory uncertainties or other contingencies, including those disclosed in the Notes to the Company's Consolidated Financial Statements, which could affect the Company's performance during the year. Actual performance during the year may differ materially from the budgeted amount.


(3) Diablo Canyon operated at an overall capacity factor of 97.5% compared to a budgeted overall capacity factor of 91.0% for the three months ended March 31, 1995.

(4) The earnings for the three-month period ended March 31, 1995, were adversely impacted by litigation reserves of $50 million ($.07 per share), but were offset primarily by lower operating expenses.

B.    Electric Open Access NOPR

On March 29, 1995, the Federal Energy Regulatory Commission
(FERC) issued a Notice of Proposed Rulemaking (NOPR) on open access transmission, supplemented its previously issued NOPR on stranded costs and announced a technical conference in the near future to explore creation of a real-time electronic bulletin board to convey transmission system information. The NOPR proposes concepts for electric transmission that were used in gas industry restructuring and requires that all public utilities provide wholesale open access transmission service and ancillary services in accordance with specified pro forma tariffs which utilities would also have to use for their own wholesale power transactions.

In the NOPR, the FERC concludes that the fact that most utilities do not have tariffs offering open access wholesale transmission services, impedes the transition to competitive markets and may be unduly discriminatory under the Federal Power Act. Accordingly, the FERC proposes, as Stage 1 of this process, to require all public utilities to put into place standard open access tariffs within 60 days after adoption of the FERC's final rule on this subject. The FERC proposes tariffs will all conform to the model tariffs attached to the NOPR; the rates for services for each utility will be derived from cost information submitted annually to the FERC by each utility. Utilities will be required to unbundle wholesale generation and transmission services, and offer separately stated rates for transmission and ancillary services. In Stage 2, which commences 61 days after the rule becomes final, utilities or customers may propose changes to the standard tariffs. Existing transmission agreements will be grandfathered and not abrogated. Open access tariffs that have already been approved or are being considered by the FERC before Stage 1 commences will be evaluated by the FERC to determine if they conform to the standard tariff.

As part of the NOPR, the FERC considered "buy-sell" programs such as that proposed by the Company, under which the utility would purchase electricity on behalf of a customer from any supplier chosen by the customer at a price previously negotiated by the customer. The FERC concludes that buy-sell programs necessarily involve retail wheeling to the end-use customer that falls within the FERC's jurisdiction and accordingly, such programs cannot be implemented except under a transmission tariff filed with the FERC.

The FERC confirms that utilities are entitled to recover all legitimate, prudent and verifiable costs stranded as a result of retail wheeling, but also affirms that only state regulatory commissions, not the FERC, shall be responsible for calculating and levying transition and social costs due to retail wheeling. The NOPR concludes that states may levy transition charges through any mechanism they deem fit. However, the FERC attempts to draw a line between distribution and transmission to afford the states a mechanism for assessing a distribution surcharge to recover transition costs.

Parties have approximately six months to comment on the NOPR. A final rule is expected to be issued by mid-1996.

C.    California Public Utilities Proceedings

      1.  Electric Fuel and Sales Balancing Accounts - ECAC/ERAM

On April 3, 1995, the Company filed an application with the CPUC to request a net zero electric revenue change from revenue at present rates. The application proposes a $74.6 million decrease under the Energy Cost Adjustment Clause (ECAC) mechanism, a $5.9 million decrease under the Annual Energy Rate (AER) mechanism, a $74.2 million increase under the Electric Revenue Adjustment Mechanism (ERAM), and a $6.3 million increase under the California Alternative Rates for Energy (CARE) program (formerly known as the Low Income Rate Assistance program). The Company's application proposes to continue its freeze of electric retail rates by deferring until 1997 cost recovery of an estimated $85 million of its estimated ERAM balance at year-end 1995.

The revenue requirement proposal contained in the Company's application assumes that the CPUC will approve the revised prices for Diablo Canyon generation that are included in the proposed modification to the Diablo Canyon rate case settlement. If the CPUC does not approve the proposed modification, the estimated ECAC/ERAM deferral needed to maintain a net zero revenue change would increase from $85 million to $585.6 million.

The Company's application also includes a report on the Company's gas and electric system operations during 1994 and requests a finding that the Company's gas and electric operations were reasonable during the 1994 record period.

The Company proposes that the electric revenue requirement and rate outcomes of its 1996 General Rate Case, the 1995 Annual Earnings Assessment Proceeding (relating to shareholder incentives earned from CEE programs), the 1996 Cost of Capital proceeding and the Low Emission Vehicle proceeding be consolidated into this ECAC/ERAM proceeding. The proposed treatment of these five applications that the Company will have before the CPUC in 1995 produces a zero net change in electric revenue requirement and continuation of the electric rate freeze in 1996.

      2.  Biennial Cost Allocation Proceeding (BCAP)

On April 14, 1995, the Company filed an update to its application with the CPUC in its 1995 BCAP reducing its gas revenue request by $145 million from $170 million to an increase of $25 million annually for the two-year period beginning January 1, 1996. The reduction reflects a significant decline in current and near-term natural gas prices and updated balancing account balances. The Company's updated request reflects a $124 million increase in the transportation revenues and a $99 million annual decrease in the gas procurement revenue requirement expected over revenues at present rates.

If the Company's request is approved in conjunction with its proposed gas rate decrease in its 1996 General Rate Case, the gas bill for a residential customer with bundled service will remain constant.

D.    Sale of DALEN Resources Corp.

Enterprises, a wholly owned subsidiary of the Company, entered into an agreement on April 13, 1995 to sell its wholly owned subsidiary, DALEN, to Enserch Exploration, Inc. (Enserch) for $455 million, including $340 million in cash and the assumption of $115 million of debt. DALEN is engaged in natural gas and oil exploration and production primarily in the Gulf Coast, east Texas, Anadarko and Rocky Mountain regions of the U.S. Enserch is a natural gas and oil exploration and production company with activities focused in Texas and the Gulf of Mexico.

The sale is expected to close by June 15, 1995, subject to due diligence procedures and receipt of necessary regulatory approvals. Depending upon the results of Enserch's due diligence, the sale of DALEN is estimated to result in an after-tax gain to the Company of no more than $15 million, or $.03 per share.

                              SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY


                                 GORDON R. SMITH
                              By __________________________
                                 GORDON R. SMITH
                                 Vice President and
                                 Chief Financial Officer





Dated:  April 20, 1995